                                            As Filed Pursuant to Rule 424(b)(3)
                                                    Registration No.: 333-91753

Prospectus Supplement
(To Prospectus Dated January 10, 2000)


                            CONMAT TECHNOLOGIES, INC.

                     Up to 3,258,333 Shares of Common Stock

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         This prospectus supplement relates to the resale by holders of shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus dated January 10, 2000, which is to be delivered with this prospectus supplement.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Stockholders" in the prospectus. Paul A. DeJuliis has transferred 5,000 shares of our common stock to Calvary Lutheran Church. As a result of this transaction, the disclosures concerning Paul A. DeJuliis and Calvary Lutheran Church are updated as follows:

                                                                                       Common Shares Beneficially
                                                                                        Owned After Offering(1)
                                       Number of Common
                                     Shares Beneficially
                                        Owned Prior to         Common Shares                             Percent of
Name of Selling Stockholder                Offering            Offered Hereby          Number             Offering
------------------------------------------------------------------------------------------------------------------------
Paul A. DeJuliis(2)                     1,273,333(3)              348,333                  0                    0
Calvary Lutheran Church                     5,000                   5,000                  0                    0

(1)  Assumes the sale of all offered shares of common stock.

(2) Mr. DeJuliis is the Chief Executive Officer, Secretary and Chairman of the Board of Directors of ConMat and former Chief Executive Officer of The Eastwind Group.

(3) Includes 50,000 shares of common stock issuable upon exercise of options. Includes 925,000 shares of common stock held by The Eastwind Group, Inc. Shareholder Trust, of which Mr. DeJuliis is Trustee, as to which he disclaims beneficial ownership.


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             The date of this prospectus supplement is June 9, 2000